EXHIBIT 21


                         SUBSIDIARIES OF THE COMPANY





Name                                                      Place of Incorporation
----                                                      ----------------------

Generex Pharmaceuticals, Inc.                             Ontario, Canada
Generex Animal Health Group, Inc.                         New Jersey
Generex Ecuador SA                                        Ecuador
Centrum Biotechnologies Inc.                              Ontario, Canada
1097346 Ontario, Inc.                                     Ontario, Canada

All subsidiaries conduct business only under their respective corporate names.

All subsidiaries are 100% owned except for Centrum Biotechnologies, Inc., which is 50% owned.